March 8, 1996

Mr. Carl Berg
President
Baccarat Silicon, Inc.
10050 Bandley Drive
Cupertino, CA 95014

         Re:      1566 Moffett Street, Salinas, California - IDT FAB 2

Dear Carl:

         The purpose of this letter is to confirm our agreement to acquire 100% of the unregistered shares of Baccarat Silicon, Inc. in a tax-free exchange for 782,445 unregistered shares of IDTI common stock, representing a value of Baccarat Silicon, Inc. of $8,509,090 and IDTI stock of $10.875 per share, today's closing price.

         The exchange shall be conditioned upon the approval of the transaction by a majority of IDT's disinterested directors and the qualification of the transaction as a tax free exchange. Further, the transaction shall be contingent upon Baccarat Silicon, Inc. owning in fee simple all of the property subject to the lease of the referenced premises, free of all liens, encumbrances, and liabilities, other than routine easements of record and being free of all other liabilities.

         Please signify your agreement by signing and returning the enclosed copy of this letter at your earliest convenience.

Very truly yours,

/s/ Jack Menache
___________________________
Jack Menache                                   AGREED:
Vice President,                                        Baccarat Silicon, Inc
General Counsel
                                                     /s/ Carl E. Berg
                                                     ___________________________
                                                            Carl Berg
                                                            President